FIRST AMENDMENT TO

                              OFFICE BUILDING LEASE

      This First Amendment to Office Building Lease (this "Amendment") is made and entered into by and between MediQuik Services, Inc., a Delaware corporation ("Tenant") and 4295/4299 San Felipe Associates, LP, a California limited partnership ("Landlord") upon the following terms and conditions:

      WHEREAS, Tenant and Landlord entered into the Office Building Lease dated September 7, 2000 (the "Lease"), relating to the lease by Tenant of Suite 300, stipulated under the Lease to consist of 10,500 square feet of net rental area (but later determined to consist of 10,781 square feet), of the building located at 4299 San Felipe, Houston, Harris County Texas (the "Original Premises"); and

      WHEREAS, Tenant and Landlord now desire to amend the Lease as set forth below.

      NOW THEREFORE, for and in consideration of the sum of Ten and No/100 Dollars ($10.00) paid by Tenant to Landlord and the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and adequacy of which considerations are hereby expressly acknowledged, Landlord and Tenant agree as follows:

      1. The Original Premises is reduced to approximately 5,092 square feet of net rentable area (the "Net Premises"), as shown on the attached Exhibit A (and is deemed for the purpose of the Lease to contain 5,092 square feet of net rentable area). The suite number of the New Premises will remain suite number 300. The New Premises is 47% of the Original Premises.

      2. The approximately 5,689 square feet of remaining net rentable area (the "Relinquished Premises"), as also shown on Exhibit A, will be known as suite number 350. The Relinquished Premises is 53% of the Original Premises.

      3. Landlord will construct (i) separate entry and exit doors to the New Premises and (ii) the common area corridor and demising wall shown on Exhibit A to separate the New Premises from the Relinquished Premises prior to the commencement date of any other new lease of space on the floor. At such time, Landlord will also add to or modify the heating and air conditioning systems servicing the New Premises so that they function properly, as determined by the Landlord in its reasonable judgement.

      4. Until the entry and exit doors, corridor and demising wall(s) are constructed, Tenant will (i) occupy the New Premises and will vacate the Relinquished Premises as soon as possible after the date of this Amendment, but in no event later than October 31, 2001, (ii) use the New Premises without the corridor and demising wall(s) separating it from the Relinquished Premises, and (iii) not use the Relinquished Premises without Landlord's prior written consent, which may be granted or withheld in Landlord's sole and absolute discretion.

      5. Tenant will occupy the New Premises in its "AS IS" condition, subject to the requirements of Sections 3 and 4.

      6. Tenant agrees that any additional improvements by Tenant to the New Premises are subject to Landlord's approval, to be granted or withheld in Landlord's sole and absolute discretion, and shall be paid for entirely by Tenant.

      7. Tenants' annual rent rate from October 1, 2001 through October 31, 2001 will be $17.00 per square foot, and Tenant's monthly base rent will be $7,213.67. Tenant's annual rent rate from November 1, 2001 through October 31, 2002 will be $17.46 per square foot, and Tenant's monthly base rent will be $7,409.88. Base rent beginning November 1, 2002 through the end of the lease term will continue to be adjusted pursuant to Articles 2.g. and 5.2a. of the Lease.

      8. Tenant will continue to pay operating expense pass-through charges in accordance with Section 5.3 of the Lease; provided, that effective November 1, 2001, Tenant's proportionate share of such expenses will decrease from 11.8% to 5.7%, to reflect the proportionate decrease in the space occupied by tenant (5,092 square feet/89,282 square feet = 5.7%).

      9. Article 2.m. of the Lease is hereby modified to reduce Tenant's parking rights from 30 to 14 spaces (47% x 30).

      10. Tenant must pay Landlord the following expenses associated with permitting Tenant to move to the New Premises (the "Obligation"):

            a.    Landlord's Construction Costs (defined in Section 11) for the
                  Section 3 modifications.

            b. The MediQuik Lease Profit, as defined on Exhibit B.1 attached hereto and made a part hereof for all purposes. A hypothetical example of the calculation of Landlord's Bargained for MediQuik Lease Profit is set forth on Exhibit B.2.

            c.    Landlord's attorney fees.

      All of such payments will be made in accordance with Section 13 of this Amendment.

      The MediQuik Lease Profit will be determined at the time a lease for the Relinquished Premise is entered into by Landlord according to Exhibit B.1. and added to the Obligation. Landlord's Construction Costs and Landlord's attorney fees will be determined as incurred. Landlord will provide Tenant a monthly accounting and copies of paid invoices for the items comprising the Obligation.

      Landlord, in its sole discretion, will determine (i) the amount of rent to be charged on the Relinquished Premises, (ii) all other terms of the lease for the Relinquished Premises, and (iii) the amounts to be paid by Landlord for tenant improvement costs and leasing commissions relating to the Relinquished Premises; provided, however, that Landlord will not intentionally act in bad faith in making such determinations.

11. Landlord's Construction Costs are all costs related to the construction of the New Premises, the Relinquished Premises and the tenant finish for the Relinquished Premises, including, but not limited to, actual architectural and engineering costs, construction costs, a construction management fee not to exceed 5% of architectural, engineering and construction costs, and all applicable sales and related taxes payable in connection with such costs (collectively, "Landlord's Construction Costs").

12.   The Obligation is payable by Tenant to Landlord as follows:

      a. Promises to Pay: For value received, Tenant promises to pay to Landlord, at the address to which Tenant pays rent under the Lease, a principal sum equal to the Obligation, in legal and lawful money of the Untied States of America, with interest on the outstanding principal from the date the Obligation is incurred, until paid, at the rates set out below. Interest will be computed on a per annum basis of a year of 360 days and for the actual number of days elapsed, unless such calculation would result in a rate greater than the highest rate permitted by applicable law, in which case interest shall be computed on a per annum basis of a year of 365 days or 366 days in a leap year, as the case may be.

      b. Term of Obligation: Tenant will have 36 months to pay the Obligation, commencing October 1, 2001, and ending September 30, 2004 (the "Maturity Date").

      c. Payment Terms: Beginning May 1, 2002, Tenant will make monthly payments of interests on the Obligation, in arrears, as set forth in subsection d below. Beginning on October 1, 2002 and thereafter throughout the term of the Obligation, Tenant will make monthly payments of principal and interest on the Obligation, in areas as set forth in subsection d below. On the Maturity Date, any amount remaining outstanding on the Obligation will be immediately due and payable. Payments are due on the first day of each month, and are late if not received by the fifth day of each month.

      d. Interest Rate and Principal Payments: The Obligation shall accrue interest (payable in full monthly beginning May 1, 2002) and required principal payments (payable in full monthly beginning October 1, 2002) as set forth below:

                      Annual              Monthly              Monthly
Period Months         Interest Rate       Interest Rate        Principal Payment
-------------         -------------       -------------        -----------------

1-12                   6.0%                .50%                       -0-
13-17                  9.0%                .75%                $  500.00
18-24                 12.0%               1.00%                $  750.00
25-30                 15.0%               1.25%                $1,000.00
31-36                 18.0%               1.50%                $1,250.00

(Period Month 1 = October 1, 2001)

      e. Interest Calculation: Interest will accrue on the Obligation beginning on October 1, 2001. The total of all interest that accrues from October 1, 2001 through April l, 2002 will be added to and shall become a part of the Obligation. Interest is calculated on the unpaid Obligation to the date each payment is received, and the payment made credited first to the discharge of the interest accrued and the balance to the reduction of principal. Interest will be charged for the actual number of days elapsed utilizing the interest rate in effect as applied to the actual amount of the Obligation.

      f. Default Rate: The Obligation will bear interest from the date of default until paid at the lesser of (a) eighteen percent (18%) per annum, or (b) the maximum lawful rate.

      g. Late Charge: Landlord may assess Tenant a "Late Charge" on any payment due under the Obligation which is not received within five
            (5) days of the date due in an amount equal to 10% of the amount which is late or $500.00, whichever is greater. Acceptance of a late payment by Landlord will not waive Tenant's liability for a Late Charge. Late Charges may be assessed at any time during the term of the Obligation. Failure to assess Late Charges against any one late payment will not waive Landlord's right to assess it as to any other late payment. Landlord retains the right to assess all Late Charges on the Maturity Date.

      h. Prepayment Allowed: Upon ten (10) days prior written notice to Landlord Tenant reserves the right to prepay, prior to the Maturity Date, all or any part of the Obligation. Any prepayments shall be applied first to accrued interest and then to principal. Tenant will provide written notice to Landlord of any such prepayment of all or any part of the principal at the time thereof. All payments and prepayments of principal or interest on the Obligation shall be made in lawful money of the United States of America in immediately available funds, at the address of Landlord indicated above, or such other place as Landlord designates in writing to Tenant. All partial prepayments of the Obligation shall be applied to the last installments payable in their inverse order of maturity.

      i. Default: It is expressly provided that upon default in the punctual payment of the Obligation or any part hereof, principal or interest, as the same shall become due and payable, or upon the occurrence of an event of default specified in the Lease, Landlord may, at its option, without further notice or demand, (i) declare the outstanding principal balance of and accrued but unpaid interest on the Obligation at once due and payable, (ii) refuse to expend any additional amounts under the Obligation, (iii) pursue any and all other rights, remedies and recourses available to Landlord, including but not limited to any such rights, remedies or recourses under the Lease at law or in equity, or (iv) pursue any combination of the foregoing; and in the event default is made in the prompt payment of the Obligation when due or declared due, and the same is placed in the hands of an attorney for collection, or suit is brought on same, or the same is collected through probate, bankruptcy or other judicial proceedings, then the Tenant agrees and promises to pay all costs of collection, including reasonable attorney's fees.

      j. Waiver: Tenant expressly waives presentment and demand for payment, notice of default, notice of intent to accelerate maturity, notice of acceleration of maturity, notice of protest, notice of dishonor, and all other notices and demands for which waiver is not prohibited by law, and diligence in the collection thereof. No delay or omission of Landlord in exercising any right hereunder shall be a waiver of such right or any other right under the Obligation.

      k. No Usury Intended, Usury Savings Clause: In no event shall interest contracted for, charged or received hereunder, plus any other charges in connection herewith which constitutes interest, exceed the maximum interest permitted by applicable law. Any amounts of such interest or other charges previously paid to Landlord determined to be in excess of the amounts permitted by applicable law shall be applied by Landlord to reduce the Obligation or, at the option of Landlord, be refunded. To the extent permitted by applicable law, determination of the legal maximum amount of interest shall at all times be made by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of the Obligation, all interest at any time contracted for, charged or received from Tenant hereof in connection with the Obligation, so that the actual rate of interest on account of such Obligation is uniform through the term hereof.

      l. Survival: The terms of the Obligation will survive the termination of the Lease.

13. Concurrently herewith, Tenant will issue and deliver to Landlord 35,000 restricted shares of common stock of MediQuik Services, Inc.

14. For the period beginning October 1, 2001 and continuing through October 31, 2005, Tenant shall remain liable for payment to the Landlord of Project Operating Cost payments on the Relinquished Premises less Project Operating Cost payments on the Relinquished Premises which future tenants of such space become obligated to pay Landlord. Calculation of Project Operating Cost Payments payable by Tenant and the procedures for payment of Project Operating Costs Payments shall be in accordance with

      Section 2.0 and 5.3 of the Lease, and the term Project Operating Costs shall have the meaning given such term in the Lease.

15. Landlord may at any time and without prior notice to Tenant, remove Tenant's sign located on the central panel of the building monument sign located at the northwest corner of 4295 San Felipe, Houston, Harris County, Texas. If Landlord removes such sign, provided Tenant is not in default under the Lease, Landlord, at Tenant's expense, will promptly install a sign strip bearing Tenant's name on the project monument sign panel used for tenants occupying space in the building located at 4299 San Felipe, Houston, Harris County, Texas.

16. Landlord has the option, in Landlord's sole and absolute discretion, to terminate the Lease at any time on sixty (60) days prior written notice to Tenant.

17. Except as set forth above, the Lease remains unchanged and in full force and effect, and the terms and conditions of the Lease are hereby ratified and affirmed by Tenant and Landlord as so ratified and affirmed are hereby republished and incorporated herein by this reference thereto. Capitalized terms used herein but not defined shall have the meaning given to them in the Lease.

18. In the event any of the terms of this Amendment conflict which the terms of the Lease, the terms of this Amendment will control.

19. This Amendment may be executed in counterparts, each of which when taken together shall be deemed an original, but all of which shall be deemed for all purposes one and the same instrument. Counterpart signatures may be transmitted by facsimile and this Amendment shall be binding upon transmission of all signed counterparts to each party.

Executed the 26th day of October to be effective as of the 1st day of October, 2001.

                                          Tenant

                                          MediQuik Services, Inc.
                                          A Texas corporation

                                          By:       /s/ Robert Teague
                                          Name:     Robert Teague
                                          Title:    CEO


                                          Landlord:

                                          4295/4299 San Felipe Associates, LP,
                                          a California limited partnership

                                          By:  Morrison Karsten Group,
                                               a California corporation
                                               its General Partner

                                               By:     /s/ Steve Morrison
                                               Name:   Steve Morrison
                                               Title:  President